Exhibit 99

Fifth Third Bancorp Frozen Successor Plan

Financial Statements as of and for the Years Ended December 31, 2008 and 2007, Supplemental Schedule as of December 31, 2008, and Report of Independent Registered Public Accounting Firm

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and

the Pension and Profit Sharing Committee of

The Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2008, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 15, 2009

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2008 AND 2007

	2008	2007
INVESTMENTS—At fair value:
Common stock of Fifth Third Bancorp	$183,085	$581,360
Collective funds:
Cash equivalents	46,795	12,341
Stable value funds	1,221,859	808,130
Mutual funds	2,024,150	3,331,870
Participant notes receivable	27,983	32,231

Total investments	3,503,872	4,765,932
ACCRUED INVESTMENT INCOME	283	10,227

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	3,504,155	4,776,159
Adjustments from fair value to contract value for fully benefit-responsive investment contracts	52,036	2,336

NET ASSETS AVAILABLE FOR BENEFITS	$3,556,191	$4,778,495

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
ADDITIONS:
Investment (loss) income:
Dividends	$166,133	$367,528
Interest	2,567	8,092
Net depreciation in fair value of investments	(1,357,959)	(375,100)

Net investment (loss) income	(1,189,259)	520
Transfers from other retirement plans	380,412	—
Other additions	8,528	88

Total additions	(800,319)	608

DEDUCTIONS:
Benefits paid to participants	(420,071)	(822,964)
Administrative expenses	(1,914)	(5,396)

Total deductions	(421,985)	(828,360)

DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(1,222,304)	(827,752)
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	4,778,495	5,606,247

End of year	$3,556,191	$4,778,495

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Frozen Successor Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, that maintains separate accounts for each participant. The Plan was established to continue retirement plan accounts transferred or merged from qualified retirement plans of employers acquired by Fifth Third Bancorp (Bancorp). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan. Upon the merger or transfer from a predecessor plan, an individual not already a participant, but who has an account merged or transferred to this Plan becomes a participant.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions. While employed by the Bancorp, participants in this Plan may contribute to the Plan a distribution received from another tax-qualified plan if the distribution qualifies as a rollover amount under the Internal Revenue Code (IRC). Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor.

The Plan was last amended on September 4, 2008. The amendment to the Plan, effective September 1, 2008, was to allow participants who are currently employed and have attained the age of 59-1/2 the right to make in-service withdrawals (of all or a portion) from their vested account balance, except to the extent a loan is secured. Requests for withdrawal are allowed only once per Plan year quarter.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed. The Bancorp has engaged Fifth Third Bank to be the Plan’s recordkeeper and to provide custodial services for the Plan.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting - The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions. Gains and losses under the Plan are valued on a daily basis. The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable at all times.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and non-forfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated November 4, 2004 that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s legal counsel with respect to the Plan matters believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Investment Options - At December 31, 2008, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, two collective funds or 15 mutual funds offered by the Plan as investment options.

Participant Notes Receivable - New loans are not being granted under the Plan. Loans granted under a predecessor plan may be transferred to the Plan with the consent of the Plan administrator, provided the Plan administrator determines that all legal requirements and contributions as stated in the Plan document have been met. Loans may not exceed the lesser of $50,000 or 50% of the nonforfeitable portion of the participant’s account. Each loan, by its terms, is required to be repaid within five years unless the loan was used to purchase a participant’s primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2008 and 2007 ranged from 6.00%—8.75% for both years. Principal and interest is paid by the participant through payroll deductions authorized by the participant. Terminated employees must repay the outstanding loan principle balance in full or take a deemed distribution equal to the outstanding loan principle balance.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, certain participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties - The Plan invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). Quoted market prices are used to value equity securities and mutual funds. Common collective trust funds are stated at fair value as determined by the issuer of the common collective trust funds based on the fair market value of the underlying investments. For further information on fair value measurements, see Note 5.

Common collective trust funds with underlying investments in investment contracts are valued at the fair market value of the underlying investments and then adjusted by the issuer to contract value. The adjustment from fair value to contract value on the Statements of Net Assets Available for Benefits relates to the Fifth Third Bank Stable Value Fund for Employee Benefit Plans, which is a stable value fund that is a common collective fund of the Plan. The fund invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, guaranteed investment contracts, alternative and separate account investment contracts as well as short-term money market instruments. Participants in the Fifth Third Bank Stable Value Fund for Employee Benefit Plans may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and common collective trust funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

Adoption of New Accounting Guidance - In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, which defines fair value by clarifying the exchange price notion presented in earlier definitions and providing a framework for measuring fair value. SFAS No. 157 also expands disclosures about fair value measurements. SFAS No. 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The adoption of SFAS No. 157 on January 1, 2008 did not have a material effect on the Plan’s financial statements.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits at December 31, 2008 and 2007 are as follows:

	2008	2007
Fifth Third Bank Stable Value Fund for Employee Benefit Plans * (101,256 and 69,519 shares, respectively) (1)	$1,273,895	$810,466
Fifth Third Bank LifeModel Moderate Fund * (128,278 and 127,239 shares, respectively)	1,074,966	1,594,307
Fifth Third Bank Quality Growth Fund * (17,610 and 17,975 shares, respectively)	192,130	326,431
Common Stock of Fifth Third Bancorp * (22,170 and 23,140 shares, respectively)	183,085	581,360
Fifth Third Bank Disciplined Large Cap Value Fund * (22,820 and 26,035 shares, respectively)	182,786	342,882
Fifth Third Bank International Equity Fund* (16,482 shares)	< 5%	240,641

(1)	Investment amounts at contract value. The fair value of the investments were $1,221,859 and $808,130 at December 31, 2008 and 2007, respectively.
*	Denotes a party-in-interest

The following table presents the net depreciation in fair value of investments for the Plan for the years ended December 31, 2008 and 2007.

	2008	2007
Net depreciation in fair value of investments:
Mutual funds *	$(982,895)	$(9,466)
Fifth Third Bancorp common stock *	(375,064)	(365,634)

Total	$(1,357,959)	$(375,100)

*	Denotes a party-in-interest

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual and common collective trust funds managed by Fifth Third Bank. Fifth Third Bank is the trustee as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund.

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2008 and 2007, the Plan held 22,170 and 23,140 shares of the Bancorp’s common stock, respectively, with fair values of $183,085 and $581,360, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $26,587 and $41,765 for the years ended December 31, 2008 and 2007, respectively.

5.	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Plan adopted SFAS No. 157, which provides a framework for measuring fair value under accounting principles generally accepted in the United States of America. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The following table summarizes assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Assets:
Common stock	$183,085	—	—	$183,085
Collective funds	—	1,268,654	—	1,268,654
Mutual funds	2,024,150	—	—	2,024,150
Participant notes receivable	—	—	27,983	27,983

Total assets	$2,207,235	1,268,654	27,983	$3,503,872

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds – cash equivalents

Cash equivalent investments have a maturity of one month or less and fair value is equal to cost as these funds are considered to be cash equivalents. Therefore, the Plan classifies cash equivalents as Level 2 securities in the fair value hierarchy.

Collective funds – stable value funds

Stable value funds have underlying investments that consist of cash equivalents, collective trust funds, guaranteed investment contracts, and alternative investment contracts. Cash equivalents are short term investment funds that have a maturity of one month or less and are valued at cost. The collective trust funds value is derived by their respective net asset values (NAV). The collective trust funds consist of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Guaranteed investment contracts are valued based on their underlying securities, which consist of bonds whose value is derived from observable inputs including London Interbank Offered Rate (LIBOR) forward interest rate curves. The bonds are valued based on the pricing of similar bonds that are publicly traded. In determining fair value, factors such as the benefit-responsiveness of the investment contracts and the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts; such inputs were not significant to the valuation. Alternative investment contracts are valued based on their underlying securities, which consists of common funds consisting of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Therefore, the Plan classifies stable value funds as Level 2 securities in the fair value hierarchy.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Participant notes receivable

Participant notes receivable are stated at cost, which approximates fair value.

The following table is a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

For the year ended December 31, 2008	Participant Notes Receivable	Total Fair Value
Beginning balance	$32,231	$32,231
Total gains or losses (realized/unrealized):
Included in earnings	—	—
Purchases, sales, issuances and settlements, net	(4,248)	(4,248)
Transfers in and/or out of Level 3	—	—

Ending balance	$27,983	$27,983

6.	PLAN ASSETS FROM ACQUIRED COMPANIES

During 2008, the remaining assets of the R-G Crown Bank 401(k) Employee Savings Plan and CMC Employees Profit Sharing & 401(k) Plan were transferred into the Plan on September 26, 2008 and December 22, 2008, respectively, totaling $243,999 and $136,413, respectively.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2008	2007
Net assets available for benefits per the financial statements	$3,556,191	$4,778,495
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(52,036)	(2,336)

Total assets (current value column) per Form 5500
Schedule of Assets (Held at End of Year)	$3,504,155	$4,776,159

Decrease in net assets per the financial statements	$(1,222,304)	$(827,752)
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	(49,700)	(2,336)

Net income per Form 5500	$(1,272,004)	$(830,088)

******

SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2008

Asset Description	Current Market **
COMMON STOCK -
* Fifth Third Bancorp	$183,085

COLLECTIVE FUNDS:
Cash equivalents -
* Fifth Third Banksafe Trust	46,795
Stable value funds -
* Fifth Third Bank Stable Value Fund for Employee Benefit Plans ***	1,221,859

Total collective funds	1,268,654

MUTUAL FUNDS:
* Fifth Third Bank LifeModel Moderate Fund	1,074,966
* Fifth Third Bank Quality Growth Fund	192,130
* Fifth Third Bank Disciplined Large Cap Value Fund	182,786
* Fifth Third Bank Bond Fund	172,888
Allianz CCM Mid Cap Institutional Fund	118,636
Dodge and Cox Income Fund	95,517
* Fifth Third Bank International Equity Fund	59,425
Columbia Technology Fund	45,091
Lazard Emerging Markets Fund	26,066
Goldman Sachs Mid Cap Value Fund	21,125
Fidelity Advisor Small Cap Fund	12,135
* Fifth Third Bank Small Cap Value Fund	9,623
* Fifth Third Bank LifeModel Aggressive Fund	9,251
* Fifth Third Bank Equity Index Fund	2,367
* Fifth Third Bank LifeModel Moderately Aggressive Fund	2,144

Total mutual funds	2,024,150

LOAN FUND -
* Participant notes receivable (Interest rate 6.00%–8.75% matures on various dates through October 2021)	27,983

TOTAL	$3,503,872

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.
***	Contract value is $1,273,895